SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 2, 2021

ENPRO INDUSTRIES, INC.
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
(Address of principal executive offices, including zip code)

(704) 731-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2021, the Board of Directors of EnPro Industries, Inc., (the “Company”) appointed Eric A. Vaillancourt, President of the Company’s Sealing Technologies segment, as Interim President and Chief Executive Officer, effective immediately. Mr. Vaillancourt succeeds Marvin A. Riley, who, by mutual agreement with the Board, has resigned from the positions of President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors on the same date, effective immediately.

Mr. Vaillancourt, age 58, has served as President of the Company’s Sealing Technologies segment since August 26, 2020. Prior to that, Mr. Vaillancourt served as President, STEMCO division beginning in July 2018. Prior to that, he served as President, Garlock division since November 2014. Since joining the Company in 2009, he has also served as President, Garlock Sealing Products and as Vice President, Sales and Marketing of the Garlock division. Prior to joining EnPro in 2009, Mr. Vaillancourt held positions of increasing responsibility with Bluelinx Corporation, culminating in his position as Regional Vice President North-Sales and Distribution.

In connection with the appointment of Mr. Vaillancourt as Interim President and Chief Executive Officer, on August 2, 2021, the Compensation and Human Resources Committee of the Company’s Board of Directors took the following actions with respect to Mr. Vaillancourt’s compensation, which apply while he serves in such positions:

•	increased his annual salary rate from $412,000 to $600,000; and

•
adjusted his 2021 annual cash incentive award opportunity under the Company’s annual cash performance plan, to be based on 100% of his annual salary rate as Interim President and Chief Executive Officer at the target level of performance and the results of operations of the Company on a consolidated basis, with a payout opportunity at 200% upon achievement of the maximum level of performance, prorated for the period of his service in such positions (with his annual cash incentive award for his service as President of the Company’s Sealing Technologies segment to be based on his prior target and maximum award opportunities and prorated to exclude his period of service as the Company’s Interim President and Chief Executive Officer).

In connection with Mr. Riley’s cessation of service as an officer and director of the Company, on August 2, 2021, the Company and Mr. Riley entered into a separation letter agreement (the “Separation Letter”), which provides that Mr. Riley will be eligible to receive the severance benefits applicable upon a “qualifying termination” under the Company’s Senior Officer Severance Plan (generally two times base salary, a prorated annual bonus based on the level of achievement of the Company’s performance in 2021, prorated vesting of outstanding performance-based long-term incentive awards (cash and performance share units) based on the level of achievement of the Company’s performance in the applicable three-year performance period, the right to exercise vested stock options for up to 24 months following his date of termination, COBRA premium payments and outplacement services) and continued access to the Company’s office space in Washington D.C. through July 31, 2022.  These entitlements are conditioned on, among other things, Mr. Riley’s execution and nonrevocation of a release of claims and compliance with the terms of the Separation Letter and restrictive covenant agreement between the Company and Mr. Riley (other than the noncompetition covenant which will be inapplicable pursuant to the Separation Letter).

The foregoing description of the Separation Letter is qualified in its entirety by reference to the terms of the Separation Letter, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Separation Letter dated as of August 2, 2021 between Marvin A. Riley and EnPro Industries, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2021

ENPRO INDUSTRIES, INC.

	By:	/s/ Robert S. McLean
Robert S. McLean
Executive Vice President, General Counsel and Secretary